                                                                    EXHIBIT 4.11

                   FORM OF SUBSCRIPTION AND JOINDER AGREEMENT

      The below agreement was executed separately by each of the following individuals. The lettered columns in the below chart correspond to information about shares of stock and purchase for each investor found in Exhibits A-1 and
                            A-2 to those Agreements.

      MANAGEMENT
       INVESTOR                    A              B          C             D           E
       --------                    -              -          -             -           -
Polly J. Lynam Bloom             22,727          100     $249,997       16,200     $ 16,200
Nicholas C. Cirino               19,091           84     $210,001            0            0
Bernard Fai Sang Li              22,727          100     $249,997            0            0
Mike Gassman                     22,727          100     $249,997            0            0
William R. Hasler Trust,         22,727          100     $249,997       16,200     $ 16,200
William R. Hasler, Trustee
John Love                        18,182           80     $200,002            0            0
Edward J. Lynch                  37,273          164     $410,003       16,200     $ 16,200
Daria L. Roebuck                 22,727          100     $249,997       16,200     $ 16,200
Steve Rohacz                     81,818          360     $899,998       40,500     $ 40,500
Andrew Weisel                    90,909          400     $999,999       16,200     $ 16,200
Andy Henderson                        0            0            0       16,200     $ 16,200
Peter B. Korte                        0            0            0       16,200     $ 16,200
Robert Nicholson                      0            0            0       16,200     $ 16,200
Jeff R. Steinhilber                   0            0            0       40,500     $ 40,500
Robert Van Der Kolk                   0            0            0       16,200     $ 16,200
L. Martin Vettel                      0            0            0       16,200     $ 16,200

                  SUBSCRIPTION AND JOINDER AGREEMENT, dated as of December 2, 2002 (the "Agreement"), by and among ERICO GLOBAL COMPANY, a Delaware corporation (the "Company"), and the undersigned Management Investor set forth on the signature page hereto.

                                   Background

                  A. The Company entered into that certain Securities Exchange, Purchase and Holders Agreement (the "Stockholders Agreement") dated as of July 31, 2002 by and among the Company, Citicorp Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P. and Bill Roj, a copy of which is attached hereto as Exhibit A. Pursuant to Section 8.15 of the Stockholders Agreement, any person who is granted the right to acquire Securities from the Company after the date of the Stockholders Agreement may become a signatory to the Stockholders Agreement by executing a written instrument agreeing to be bond by the terms and conditions therein.

                  B. Pursuant to the terms of the Stockholders Agreement, the Company has authorized the Management Investor to exchange shares of ERICO Holding Company's ("ERICO") Class A Common Stock and/or Class B Common Stock (the "ERICO Shares") for the number of shares of the Company's Class L Common Stock, par value $.01 per share (the "Class L Common Stock") set forth opposite such Management Investor's name on Exhibit A-1.

                  C. Pursuant to the terms of the Stockholders Agreement, the Company has authorized the Management Investor to purchase shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"). The shares of Class A Common Stock set forth opposite such Management Investor's name on Exhibit A-2 hereto are sometimes called "Incentive Shares."

                  D. As used herein, the Class L Common Stock, the Class A Common Stock and the Class B Common Stock, par value $.01 per share (the "Class B Common Stock") are sometimes collectively hereinafter referred to as the "Common Stock" or "Shares."

                  E. The Management Investor is currently an employee of the Company who desires to purchase shares of Class A Common Stock and exchange his/her ERICO Shares for Class L Common Stock, on the terms and conditions set forth herein.

                  F. Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Stockholders Agreement.

                                      Terms

                  In consideration of the mutual representations, warranties and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         Section 1.1. Acquisition of Securities. Subject to the terms and conditions set forth herein, at the Closing:

                           (a)      The Company will issue to the Management
Investor listed on Exhibit A-1 hereto the number of shares of Class L Common Stock set forth opposite such

Management Investor's name on Exhibit A-1 hereto, in exchange for the number of ERICO Shares set forth opposite such Management Investor's name on such Exhibit A-1.

                           (b)      The Company will issue and sell to the
Management Investor listed on Exhibit A-2 hereto the number of shares of Class A Common Stock set forth opposite such Management Investor's name on such Exhibit A-2 at a purchase price of $1.00 per share.

         Section 1.2. Joinder to Agreement.

                           (a)      The Management Investor agrees to become
bound by the terms and conditions of the Stockholders Agreement, to become entitled to the benefits of the Stockholders Agreement and to become a party to the Stockholders Agreement as a "Management Investor" with the same effect as if such Management Investor had executed the Stockholders Agreement on and as of the original date thereof.

                           (b)      The Management Investor hereby represents
and warrants that all representations and warranties of a "Management Investor" contained in the Stockholders Agreement are true and correct as to the Management Investor as of the date hereof.

                           (c)      The Management Investor agrees that the
shares of Class A Common Stock shall be subject to transfer restrictions and forced sale provisions in the Stockholders Agreement.

         Section 1.3. Closing; Termination. The closing (the "Closing") of the issuance of the Securities will take place immediately prior to the closing under the Merger Agreement at such date and time as selected by the Company and Roj (the "Closing Date"). At the Closing:

                           (a)      The Company will deliver to the Management
Investor certificates evidencing the number of Incentive Shares to be purchased by such Management Investor against payment of the purchase price therefor in cash or such other consideration as is acceptable to the Company in its sole discretion.

                           (b)      The Company will deliver to the Management
Investor certificates evidencing the number of shares of Class L Common Stock being acquired by such Management Investor, less certificates for the number of such Management Investor's Escrowed Shares, against delivery by such Management Investor of the ERICO Shares being exchanged for such Rollover Shares, duly endorsed for transfer. The Company will deliver all of the Escrowed Shares on behalf of the Management Investor to the escrow agent pursuant to the terms of the Escrow Agreement.

         Section 1.4. Conditions to the Management Investor's Obligations. The obligation of the Management Investor to deliver the ERICO Shares, cash or other consideration at the Closing is subject to the satisfaction on or prior to the Closing Date of the conditions set forth in Section 1.3 of the Stockholders Agreement.

         Section 1.5. Conditions to Company's Obligations. The obligations of the Company to issue the Shares at the Closing are subject to the satisfaction on or prior to the Closing Date of the conditions set forth in Section 1.4 of the Stockholders Agreement.

         Section 1.6. Representations, Warranties and Covenants of the Management Investor. The Management Investor hereby represents and warrants to, and covenants and agrees with the Company that:

                           (a)      Such Management Investor (i) is familiar
with the business of the Company, (ii) has had the opportunity to ask questions of the officers and directors of the Company and to obtain (and that such Management Investor has received to his satisfaction) such information about the business and financial conditions of the Company as he has reasonably requested, and (iii) either alone or with the assistance of his or her financial advisor, has such knowledge and experience in financial and business matters that such Management Investor is capable of evaluating the merits and risks of the prospective investment in Securities.

         Section 1.7. Miscellaneous.

                           (a)      This Agreement and all of the provisions
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and executors, administrators and heirs. This Agreement, together with the Stockholders Agreement, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions and understandings of any and every nature among them.

                           (b)      The validity, performance, construction and
effect of this Agreement shall be governed by and construed in accordance with the internal law of Delaware, without giving effect to principles of conflicts of law.

                           (c)      The headings in this Agreement are for
convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

                           (d)      Each party shall cooperate and take such
action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

                           (e)      In the event of a breach or a threatened
breach by any party hereto of such party's obligations under this Agreement or the Stockholders Agreement, any party injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of such party's rights thereunder. The parties agree that the provisions of this Agreement and the Stockholders Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

                           (f)      This Agreement may be executed in two or
more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             ERICO GLOBAL COMPANY

                                             By: /s/ Jeffrey R. Steinhilber
                                                 -------------------------------
                                                 Name: Jeffrey R. Steinhilber
                                                 Title: Vice President and Chief
                                                        Financial Officer

                                             ___________________________________
                                             [Management Investor]

                                                                       Exhibit A

                             STOCKHOLDERS AGREEMENT

                                     OMITTED

                                                                     Exhibit A-1

MANAGEMENT                       Shares of Class                Shares of                      Aggregate
INVESTOR                         L Common Stock                ERICO Shares                  Purchase Price
                                 --------------                ------------                  --------------
                                       A                            B                              C

                                                                     Exhibit A-2

MANAGEMENT                        Shares of                      Aggregate
INVESTOR                     Class A Common Stock              Purchase Price
                             --------------------              --------------
                                      D                              E